UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 17, 2009
CC MEDIA HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53354	26-0241222

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
200 East Basse Road
San Antonio, TX 78209
(Address of Principal Executive Offices, Including Zip Code)
(210) 822-2828
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT
Item 2.02 Results of Operations and Financial Condition; Item 7.01 Regulation FD Disclosure.
     Preliminary financial data for CC Media Holdings, Inc.’s quarter ended March 31, 2009, available as of April 17, 2009, is provided below. This financial data for the quarter ended March 31, 2009 is preliminary and may be subject to final quarter-end closing adjustments which could materially change the final results.
Preliminary Statement of Operations Data:
(In thousands)

Three Months Ended
March 31, 2009
(Unaudited)
Revenue	$1,207,987
Direct operating expenses and selling, general and administrative expenses	$995,885
Corporate expenses	$47,635
     Included in direct operating expenses, selling, general and administrative expenses and corporate expenses is approximately $33.6 million related to our restructuring program. On January 20, 2009, we announced that we commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis.
     Also included in direct operating expenses, selling, general and administrative expenses and corporate expenses for the quarter ended March 31, 2009 is approximately $9.8 million of non-cash compensation charges, which represents employee compensation costs related to stock option grants and restricted stock awards.
Preliminary Balance Sheet Data:
(In thousands)

As of March 31, 2009
(Unaudited)
Short-term investments (1)	$1,472,959
Total debt	$21,016,728
Total guaranteed/subsidiary debt	$17,775,509

(1)	Short-term investments are cash equivalents and are included in the “cash and cash equivalents” line item of the balance sheet.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CC MEDIA HOLDINGS, INC.
Date: April 17, 2009	By:	/s/ Herbert W. Hill, Jr.
Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer